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                                                                     EXHIBIT 3.3

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         WESTPORT RESOURCES CORPORATION

                                    I. NAME

         The name of the company is Westport Resources Corporation.

                                  II. ADDRESS

         The address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporate Trust Company.

                                  III. PURPOSE

         The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   IV. SHARES


         The total number of shares of stock that the Company shall have authority to issue is 75 million of which 70 million shares shall be common stock with a par value of $0.01 per share and 5 million shall be preferred stock with a par value of $0.01 per share. The Board of Directors may determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of each class of capital stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, however, that the Board of Directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein.


                             V. PERPETUAL EXISTENCE

         The Company is to have perpetual existence.


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                                   VI. BYLAWS

         In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Company.

                                 VII. DIRECTORS

         7.1 Election of Directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Company.

         7.2 Composition of Board of Directors.

              (a) The Board of Directors shall be divided into three classes as nearly equal in number as possible, with directors in each class having a three-year term following a transition period in which the initial Class 1 directors serve a one-year term, the initial Class 2 directors serve a two-year term and the initial Class 3 directors serve a three-year term.

              (b) Any director may resign at any time upon written notice to the Company.

         7.3 Quorum and Voting. Except as otherwise specifically provided by law, in the Certificate of Incorporation or in the Shareholders Agreement, (i) a majority of the total number of directors shall constitute a quorum for the transaction of business, and (ii) the vote of the majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

         7.4 Number of Directors. The number of directors of the Company shall not be less than one nor more than 15, the exact number of directors to be such number as may be set from time to time within the limits set forth above by resolution adopted by affirmative vote of a majority of the Board of Directors.

         7.5 Removal of Directors. Any director may be removed at any annual or special stockholders' meeting upon the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Company at that time entitled to vote thereon; provided, however, that such director may be removed only for cause and shall receive a copy of the charges against him, delivered to him personally or by mail at his last known address at least ten days prior to the date of the stockholders' meeting.

                            VIII. DIRECTOR LIABILITY

         A director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission; provided, however, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper


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personal benefit. Any repeal or modification of this article by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

                              IX. INDEMNIFICATION

         9.1 General. Subject to Article VIII, the Company shall indemnify, to the maximum extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that the person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have reasonable cause to believe that his or her conduct was unlawful.

         9.2 Actions by or in the Right of the Company. The Company shall indemnify, to the maximum extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture or trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit.

         9.3 Indemnification Against Expenses. To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections
9.1 and 9.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         9.4 Advancement of Expenses. Expenses including attorneys' fees incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized by the DGCL or in this Article IX. Such expenses incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

         9.5 Nonexclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall not be deemed exclusive of any other rights to which any


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director or officer of the Company seeking indemnification or advancement of expenses may be entitled under any other bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of the heirs, executors and administrators of such a person.

         9.6 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL, the Certificate of Incorporation or this
Section 9.6.

         9.7 Certain Definitions. For purposes of this Article IX, (a) references to "the Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors and officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; (b) references to "other enterprises" shall include employee benefit plans; (c) references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and (d) references to "serving at the request of the Company" shall include any service as a director or officer of the Company that imposes duties on, or involves services by, such director or officer with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this section.

         9.8 Change in Governing Law. In the event of any amendment or addition to Section 145 of the DGCL or the addition of any other section to such law that limits indemnification rights thereunder, the Company shall, to the extent permitted by the DGCL, indemnify to the fullest extent authorized or permitted hereunder, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company), by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

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         9.9 Limitation. Notwithstanding anything herein to the contrary, the
Company shall not indemnify or advance any expenses to any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding relating to any matter brought in connection with the Agreement and Plan of Merger, dated as of March 9, 2000, by and among Westport Oil and Gas Company, Inc., Equitable Production Company, Equitable Production
(Gulf) Company, Westport Energy Corporation and EPGC Merger Sub Corporation.

                             X. STOCKHOLDER ACTION

         Any action by stockholders must be taken at an annual or special meeting of stockholders of the Company. Stockholder action by written consent in lieu of a meeting is not allowed.

                                  XI. CONFLICT

         Notwithstanding anything herein to the contrary, in the event of a conflict between the provisions of this Restated Certificate of Incorporation and the Shareholders Agreement, the Shareholders Agreement shall prevail.

                                XII. AMENDMENTS

         This Certificate of Incorporation may be amended in accordance with
Section 242 of the DGCL; provided, however, that any amendment of Section 7.5 and Article IX herein will require an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of voting stock of the Company at that time entitled to vote thereon.

                 XIII. SECTION 203 - BUSINESS COMBINATIONS WITH
                             INTERESTED STOCKHOLDERS

         The Company hereby expressly elects not to be governed by Section 203 of the DGCL.

                                XIV. DEFINITIONS

         "BOARD OF DIRECTORS": the board of directors of the Company.

         "COMMISSION": the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

         "COMMON STOCK": the common stock of the Company now or hereafter authorized to be issued.

         "COMPANY": Westport Resources Corporation.

         "DGCL": General Corporation Law of the State of Delaware.

         "EPC": Equitable Production Company.


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         "PERSON": any natural person, corporation, partnership, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

         "SHAREHOLDERS AGREEMENT": the Shareholders Agreement dated as of March 9, 2000 by and among the Company, WEC and EPC.

         "SHARES": shares of Common Stock.

         "WEC": Westport Energy Company.


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